Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Pendrell Holicity Holdings Corporation

Address of Joint Filer:	c/o Pendrell Corporation
2300 Carillon Point
Kirkland, WA 98033

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Holicity Inc. [HOL]

Date of Event Requiring Statement:
(Month/Day/Year):	09/21/2020

Name of Joint Filer:	Craig McCaw

Address of Joint Filer:	c/o Pendrell Corporation
2300 Carillon Point
Kirkland, WA 98033

Relationship of Joint Filer to Issuer:	Chief Executive Officer & Director

Issuer Name and Ticker or Trading Symbol:	Holicity Inc. [HOL]

Date of Event Requiring Statement:
(Month/Day/Year):	09/21//2020